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                                                                    Exhibit 23.1



                        CONSENT OF KPMG PEAT MARWICK LLP




The Board of Directors
Florsheim Group Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Florsheim Group Inc. of our report dated February 3, 1997, relating to the consolidated balance sheets of Florsheim Group Inc. and subsidiaries as of December 28, 1996, December 30, 1995 and December 31, 1994, and the related consolidated statements of operations, cash flows, and shareholders' equity for the years ended December 28, 1996, December 30, 1995 and December 31, 1994 and related schedule, which report appears in the December 28, 1996 annual report on Form 10-K of Florsheim Group Inc.


/s/ KPMG PEAT MARWICK LLP


Chicago, Illinois
December 15, 1997